Boulder Growth & Income Fund, Inc.

Meeting of Shareholders-Voting Results (Unaudited)


On April 22, 2003, the Fund held its Annual Meeting of the
Shareholders to (1) elect Susan L. Ciciora and Joel Looney as Directors of the Fund, (2) approve or disapprove the elimination of the Fund's fundamental investment restriction regarding short sales, and (3) approve or disapprove the elimination of the Fund's fundamental investment restriction regarding industry concentration.


PROPOSAL 1: (Voting by Shareholders):
Election of Susan L. Ciciora as Director of the Fund
				# of Votes Cast	% of Votes Cast
Affirmative.........................6,368,504		83.7
Withheld............................1,244,089		16.3
	TOTAL.......................7,612,593		100


Election of Joel W. Looney  as Director of the Fund
				# of Votes Cast	% of Votes Cast
Affirmative.........................6,371,558		83.7
Withheld............................1,241,035		16.3
	TOTAL.......................7,612,593		100


PROPOSAL 2: (Voting by Shareholders):
Approve or disapprove the elimination of the Fund's
Fundamental investment restriction regarding short sales
				# of Votes Cast	% of Votes Cast

For.................................5,140,292		76.5
Against.............................1,450,597		21.6
Abstain.............................  131,918		 1.9
	TOTAL.......................6,722,807		100



PROPOSAL 3: (Voting by Shareholders):
Approve or disapprove an amendment to the Fund's Fundamental investment restriction regarding industry concentration
				# of Votes Cast	% of Votes Cast

For..................................5,763,575		85.7
Against..............................  822,698		12.2
Abstain..............................  136,534		 2.1
	TOTAL........................6,722,807		100